Exhibit 21
Subsidiaries
Steadfast Income REIT Operating Partnership, L.P. (Delaware)
SIR Lincoln Tower, LLC (Illinois)
SIR Park Place, LLC (Iowa)
SIR Arbor Pointe, LLC (Kentucky)
SIR Clarion Park, LLC (Kansas)
SIR Cooper Creek, LLC (Kentucky)
SIR Truman Farm, LLC (Delaware)
SIR Prairie Walk, LLC (Delaware)
SIR EBT Lofts, LLC (Delaware)